Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FIRST QUARTER 2021 FINANCIAL RESULTS

Company Generates Outstanding Revenue and Profit Growth at All Businesses

Englewood, Colorado, May 7, 2021 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported first quarter 2021 results (1).

“We generated outstanding results across all our businesses and markets,” said Mike George, President and CEO of Qurate Retail. “Our performance demonstrates the competitive advantage of our business model. We operate at the inflection point of accelerated online shopping, wide adoption of video streaming and growing consumer engagement on digital platforms. The progress we’ve made through years of strategic investment to capitalize on these trends positions us as a world leader in video, digital, mobile and social commerce. This past year has solidified our confidence in the long term prospects for the business.”

First quarter 2021 operating results:

●	Qurate Retail revenue increased 14% to $3.3 billion
●	In constant currency(2) revenue increased 13%
●	eCommerce revenue increased 19% to $2.1 billion or 61% of total revenue
●	Qurate Retail reported diluted EPS of $0.49
●	Adjusted diluted EPS(3) increased 78% to $0.48
●	QxH revenue increased 8%
●	QVC International revenue increased 22%
●	In constant currency, revenue increased 15%
●	Zulily revenue increased 19%
●	Cornerstone revenue increased 41%

Corporate updates:

●	From February 1, 2021 through April 30, 2021, repurchased 5.0 million QRTEA shares at an average price per share of $12.12 and total cost of $61 million

●	Qurate Retail published its inaugural Corporate Responsibility report guided by United Nations’ Sustainable Development Goals
●	Includes disclosure aligned with Sustainability Accounting Standards Board (“SASB”) standards

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2021 to the same period in 2020.

FIRST QUARTER 2021 FINANCIAL RESULTS

(amounts in millions)	1Q20	1Q21	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,792	$1,936	8%
QVC International	635	774	22%	15%
Zulily	316	377	19%
Cornerstone	177	250	41%
Total Qurate Retail Revenue	$2,920	$3,337	14%	13%

Operating Income (Loss)
QxH	$190	$257	35%
QVC International	80	124	55%	47%
Zulily	(20)	(18)	10%
Cornerstone	(11)	21	NM
Unallocated corporate cost	(8)	(11)	(38)%
Total Qurate Retail Operating Income (Loss)	$231	$373	61%	58%

Adjusted OIBDA
QxH	$293	$349	19%
QVC International	97	143	47%	38%
Zulily	2	6	200%
Cornerstone	(2)	27	NM
Unallocated corporate cost	(6)	(8)	(33)%
Total Qurate Retail Adjusted OIBDA	$384	$517	35%	32%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.

FIRST QUARTER 2021 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	1Q20	1Q21	% Change
Net income (loss)	$(20)	$206	NM
Adjusted net income(a)	$114	$201	76%

Basic weighted average shares outstanding ("WASO")	416	411
Potentially dilutive shares	1	11
Diluted WASO	417	422

GAAP EPS(b)	$(0.05)	$0.49	NM
Adjusted EPS(a)	$0.27	$0.48	78%

a)	See reconciling schedule 3.
b)	Represents diluted net income (loss) per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue growth reflects continued demand for home products, growth in customers and favorable customer returns. QxH reported strong growth in home, electronics and accessories, partially offset by a decline in apparel. Beauty and jewelry were essentially flat.

Operating income and adjusted OIBDA margin(3) increased primarily reflecting lower bad debt expense, leverage of administrative expenses and improved product margins. These gains were partially offset by higher marketing and fulfillment (freight and warehouse) costs.

QVC International

US Dollar denominated results were positively impacted by exchange rate fluctuations, primarily due to the Dollar weakening 9% versus the Euro, 8% against the British Pound and 3% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2021.

QVC International reported constant currency revenue and customer growth in all markets. The business generated gains in every category, led by home, apparel and beauty.

Operating income and adjusted OIBDA margin increased primarily due to leverage of administrative expenses and TV commissions, favorable fulfillment expense and improved product margins. These gains were partially offset by higher incentive compensation accruals and inventory obsolescence expense.

Zulily

Zulily revenue increased on customer growth and broad-based gains across categories, led by home, apparel and beauty. Operating income and adjusted OIBDA margin increased primarily due to leverage of administrative expenses and improved product margins. These gains were partially offset by higher fulfillment costs and marketing expense.

Cornerstone

Cornerstone revenue increased primarily due to strong demand in its home brands (Frontgate, Ballard Designs and Grandin Road). Garnet Hill sustained revenue growth in the quarter on the strength of apparel and home textiles. Operating income and adjusted OIBDA margin increased primarily from sales growth and product margin gains, partially offset by higher fulfillment costs.

FIRST QUARTER 2021 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q20	1Q21	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	66.0%	66.0%	—	bps
Operating Income Margin (%)	10.6%	13.3%	270	bps
Adjusted OIBDA Margin (%)	16.4%	18.0%	160	bps
Average Selling Price	$53.96	$52.61	(3)%
Units Sold			8%
Return Rate(b)	16.6%	14.3%	(230)	bps
eCommerce Revenue(c)	$1,022	$1,142	12%
eCommerce % of Total Revenue	57.0%	59.0%	200	bps
Mobile % of eCommerce Revenue(d)	65.3%	66.2%	90	bps
LTM Total Customers(e)	10.5	11.8	12%

QVC – International
Cost of Sales % of Revenue	63.3%	61.9%	(140)	bps
Operating Income Margin (%)	12.6%	16.0%	340	bps
Adjusted OIBDA Margin (%)	15.3%	18.5%	320	bps
Average Selling Price			11%		4%
Units Sold			8%
Return Rate(b)	19.8%	18.0%	(180)	bps
eCommerce Revenue(c)	$265	$353	33%		25%
eCommerce % of Total Revenue	41.7%	45.6%	390	bps
Mobile % of eCommerce Revenue(d)	73.2%	71.7%	(150)	bps
LTM Total Customers(e)	4.6	5.1	11%

Zulily
Cost of Sales % of Revenue	75.9%	76.4%	50	bps
Operating Income Margin (%)	(6.3)%	(4.8)%	150	bps
Adjusted OIBDA Margin (%)	0.6%	1.6%	100	bps
Mobile % of Total Orders	73.7%	75.5%	180	bps
LTM Total Customers(e)	5.0	5.8	16%

Cornerstone
Cost of Sales % of Revenue	62.1%	59.8%	(230)	bps
Operating Income Margin (%)	(6.2)%	8.4%	NM
Adjusted OIBDA Margin (%)	(1.1)%	10.8%	NM
eCommerce Revenue(c)	$123	$180	46%
eCommerce % of Total Revenue	69.5%	72.0%	250	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales in US dollars.
c)	Based on net revenue.
d)	Based on gross US dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate through 2021 will be in the range of 15-18% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments.  This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

From February 1, 2021 through April 30, 2021, Qurate Retail repurchased approximately 5.0 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $12.12 for total cash consideration of $61 million. The remaining repurchase authorization for Qurate Retail is approximately $354 million as of May 1, 2021.

FOOTNOTES

1)	Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.D.T.) on May 7, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2020	3/31/2021
Cash and cash equivalents (GAAP)	$806	$739

Indemnification Asset(a)	$345	$293

Debt:
QVC senior secured notes(b)	$4,450	$4,450
QVC senior secured bank credit facility	—	75
Senior exchangeable debentures(c)	218	214
Total Qurate Retail Group Debt	$4,668	$4,739

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,194	1,194
Corporate Level Debentures	1,986	1,986
Total Qurate Retail, Inc. Debt	$6,654	$6,725
Unamortized discount, fair market value adjustment and deferred loan costs	282	305
Total Qurate Retail, Inc. Debt (GAAP)	$6,936	$7,030

Other Financial Obligations:
Preferred stock(d)	$1,249	$1,259

QVC, Inc. leverage(e)	2.0x	1.9x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily.

Cash at Qurate Retail decreased $67 million in the first quarter as investments in cost and equity investments, capital expenditures, TV distribution payments and share repurchases more than offset cash flow from operations, net borrowing and approximately $40 million received from the sale of fixed assets at QVC. Investments in cost and equity investments were elevated in the first quarter primarily due to $78 million contributed to new investments (excluding green energy), primarily an investment in ComScore.

Total debt at Qurate Retail increased $71 million in the first quarter due to borrowing at Zulily under QVC’s bank credit facility. QVC’s bank credit facility has $75 million drawn as of March 31, 2021 with available capacity of approximately $2,853 million, net of letters of credit. The credit facility matures on December 31, 2023. Qurate Retail is in compliance with all debt covenants as of March 31, 2021.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of March 31, 2021, a holder of the Charter exchangeable debentures has the ability to exchange and, accordingly, the indemnification asset is included as a current asset in our consolidated balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) President and CEO, Mike George, and Executive Chairman, Greg Maffei, will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.D.T.) on May 7, 2021.  The call can be accessed by dialing (800) 289-0571 or (323) 794-2093, passcode 3973031, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects, Qurate Retail’s estimated ongoing annual tax rate, market conditions, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program, the payment of quarterly cash dividends on the Preferred Stock and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q20	2Q20	3Q20	4Q20	1Q21
Qurate Retail, Inc. Operating Income (Loss)	$231	$405	$406	$530	$373
Depreciation and amortization	142	144	141	135	128
Stock compensation expense	11	16	19	18	16
Qurate Retail, Inc. Adjusted OIBDA	$384	$565	$566	$683	$517

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q20	2Q20	3Q20	4Q20	1Q21
QVC
Operating income	$270	$381	$388	$528	$381
Depreciation and amortization	114	116	114	109	102
Stock compensation	6	10	10	11	9
Adjusted OIBDA	$390	$507	$512	$648	$492

QxH Adjusted OIBDA	$293	$388	$380	$486	$349
QVC International Adjusted OIBDA	97	$119	$132	$162	143

Zulily
Operating income (loss)	$(20)	$20	$3	$(15)	$(18)
Depreciation and amortization	20	20	20	20	20
Stock compensation	2	5	4	4	4
Adjusted OIBDA	$2	$45	$27	$9	$6

Cornerstone
Operating income (loss)	$(11)	$13	$28	$34	$21
Depreciation and amortization	8	8	7	6	6
Stock compensation	1	—	—	—	—
Adjusted OIBDA	$(2)	$21	$35	$40	$27

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	1Q20	2Q20	3Q20	4Q20	1Q21
Qurate Retail, Inc. Net Income (Loss) (GAAP)	$(20)	220	$338	$666	$206
Purchase accounting amort., net of deferred tax benefit (a)	29	24	28	27	26
Gain on transactions, net of tax impact	—	—	(167)	—	—
Loss on extinguishment of debt, net of tax impact	—	—	30	—	—
Mark-to-market adjustments, net(b)	105	(18)	9	(13)	(31)
Adjusted Net Income	$114	$226	$238	$680	$201

Diluted earnings (loss) per share (GAAP)	$(0.05)	$0.53	$0.80	$1.56	$0.49
Total adjustments per share, net of tax	0.32	0.01	(0.24)	0.03	(0.01)
Adjusted earnings per share	$0.27	$0.54	$0.57	$1.59	$0.48

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2021	2020
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$739	806
Trade and other receivables, net	1,245	1,640
Inventory, net	1,374	1,301
Indemnification asset	293	345
Other current assets	484	473
Total current assets	4,135	4,565
Property and equipment, net	1,222	1,300
Intangible assets not subject to amortization	9,769	9,806
Intangible assets subject to amortization, net	831	779
Other assets, at cost, net of accumulated amortization	614	549
Total assets	$16,571	16,999
Liabilities and Equity
Current liabilities:
Accounts payable	1,129	1,305
Accrued liabilities	1,088	1,418
Current portion of debt	1,767	1,750
Other current liabilities	236	231
Total current liabilities	4,220	4,704
Long-term debt	5,263	5,186
Deferred income tax liabilities	1,349	1,359
Preferred stock	1,259	1,249
Other liabilities	716	768
Total liabilities	12,807	13,266
Equity	3,636	3,598
Non-controlling interests in equity of subsidiaries	128	135
Total liabilities and equity	$16,571	16,999

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2021	2020
Revenue:
Total revenue, net	$3,337	2,920

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	2,195	1,933
Operating expense	206	193
Selling, general and administrative, including stock-based compensation	435	421
Depreciation and amortization	128	142
	2,964	2,689
Operating income (loss)	373	231

Other income (expense):
Interest expense	(117)	(97)
Share of earnings (losses) of affiliates, net	(32)	(36)
Realized and unrealized gains (losses) on financial instruments, net	41	(138)
Other, net	13	13
	(95)	(258)
Earnings (loss) before income taxes	278	(27)
Income tax benefit (expense)	(54)	18
Net earnings (loss)	224	(9)
Less net earnings (loss) attributable to noncontrolling interests	18	11
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$206	(20)

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2021	2020

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$224	(9)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	128	142
Stock-based compensation	16	11
Share of (earnings) losses of affiliates, net	32	36
Realized and unrealized gains (losses) on financial instruments, net	(41)	138
Deferred income tax expense (benefit)	2	(43)
Other, net	6	4
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	382	411
Decrease (increase) in inventory	(81)	(23)
Decrease (increase) in prepaid expenses and other assets	32	62
(Decrease) increase in trade accounts payable	(165)	(240)
(Decrease) increase in accrued and other liabilities	(382)	(317)
Net cash provided (used) by operating activities	153	172

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(118)	(36)
Capital expenditures	(47)	(45)
Expenditures for television distribution rights	(56)	(1)
Cash proceeds from dispositions of investments	2	—
Proceeds from sale of fixed assets	40	—
Other investing activities, net	(1)	8
Net cash provided (used) by investing activities	(180)	(74)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	265	743
Repayments of debt	(194)	(942)
Repurchases of Qurate Retail common stock	(41)	—
Withholding taxes on net settlements of stock-based compensation	(21)	(2)
Dividends paid to noncontrolling interest	(16)	(15)
Dividends paid to common shareholders	(13)	—
Other financing activities, net	(3)	6
Net cash provided (used) by financing activities	(23)	(210)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(17)	(6)
Net increase (decrease) in cash, cash equivalents and restricted cash	(67)	(118)
Cash, cash equivalents and restricted cash at beginning of period	814	681
Cash, cash equivalents and restricted cash at end period	$747	563